Exhibit 10.4

[Curis Letterhead]

October 27, 2008

Mark W. Noel

Curis, Inc.

45 Moulton St.

Cambridge, Massachusetts 02138

Re:	Amended Offer Letter

Dear Mark:

Reference is hereby made to the Offer Letter Agreement, dated January 11, 2001, by and between Curis, Inc. (“Curis”) and you (the “Offer Letter”) as amended by the Amendment to Offer Letter, dated as of October 31, 2006, by and between Curis and you (the “Amendment”, and, together with the Offer Letter, the “Amended Offer Letter”).

Notwithstanding anything to the contrary in the Amended Offer Letter, Curis and you hereby agree that, as of the date hereof, in consideration for the grant to you of an option to purchase 43,000 shares of common stock of Curis (the “Option”), your base salary shall be reduced from $210,000 to $189,000 per annum, and shall remain subject to review as part of our performance review program. The Option will be granted pursuant to our 2000 Stock Incentive Plan (the “Plan”) and will be subject to the terms and conditions of the Plan and a stock option agreement by and between you and the Company in the form previously furnished to you.

Curis and you hereby agree that the aforementioned reduction in salary shall not constitute “Good Reason” as defined in the Amended Offer Letter and that in connection with any termination of employment you hereby waive any claim for benefits under said agreement as a result of such reduction.

In addition, Curis and you hereby agree to further amend the Amended Offer Letter as follows:

1.	Sections 1.2(b) and 1.2(e) of the Amended Offer Letter are hereby amended by deleting the following clause from such sections:

“upon execution by the Executive of a general release of all claims against the Company, its employees, officers, directors and agents, in a form drafted by the Company,”

2.	Sections 1.2(b)(ii) and 1.2(e)(ii) of the Amended Offer Letter are hereby amended by deleting such sections in their entirety and substituting for each the following:

“(ii) receive payments equal to one-half (1/2) of the greater of (x) the Executive’s base salary in effect on September 30, 2008 or (y) the Executive’s then base salary, reduced by all applicable taxes and withholdings, over a period of six months in accordance with the Company’s then current payroll policies and practices and”

3.	The penultimate sentence of Section 1.2(e) of the Amended Offer Letter is hereby amended by deleting such sentence in its entirety and substituting therefore the following:

“For purposes of this paragraph, the Executive’s “base salary” shall be the greater of the amount in effect (x) on September 30, 2008, (y) immediately prior to the Change in Control Event or (z) on the termination date of Executive’s employment.”

4.	Section 1.2(g) of the Amended Offer Letter is hereby amended by deleting such section in its entirety and substituting therefore the following:

“Notwithstanding any provision of this Amendment to the contrary, if, at the time the Executive’s employment is terminated, the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(ii) of the Internal Revenue Code and the regulations thereunder, as determined by the Company in accordance with its procedures, by which determination the Executive hereby agrees that he is bound, then any payments to be paid or provided to the Executive under this Amendment that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be delayed by a period of six (6) months and all payments that would have been made to the Executive during such six (6) month period shall be made in a lump sum in the seventh (7th) month following the date of termination.”

5.	The following new Subsection 1.2(h) hereby is added to the Amended Offer Letter:

“The receipt of any severance benefits provided for under the Offer Letter as amended by this Amendment or otherwise shall be dependent upon the Executive’s delivery to the Company of an effective general release of claims in a form satisfactory to the Company within 60 days of the date of the Executive’s termination of employment, and shall be paid or commence no later than thirty (30) days thereafter; provided, however, that if the date on which the severance benefits are to be paid or commence occurs in the calendar year following the year of the Executive’s date of termination, the severance payments shall be paid or commence no earlier than January 1 of such subsequent calendar year. Notwithstanding the foregoing, any payment of benefits under this subparagraph shall be subject to the provisions of Subsection 1.2(g) to the extent applicable.”

Very truly yours, CURIS, INC.

By:	/s/ Michael P. Gray
Name:	Michael P. Gray
Title:	Chief Financial Officer and Chief Operating Officer

Agreed and accepted as of the date first written above:

By:	/s/ Mark W. Noel
Mark W. Noel